EXHIBIT 10.1

EXECUTIVE RELOCATION AGREEMENT

August 7, 2003

Mr. Ronald J. Grabe
13302 East Country Shadows
Chandler, Arizona 85249

Dear Ron:

This letter agreement (the “Agreement’) sets forth certain compensation terms described below that Orbital Sciences Corporation (the “Company”) agrees to provide to you in connection with your temporary relocation to Chandler, Arizona. This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company who may resign or be terminated at any time, with or without cause.

1.     Relocation. At the Company’s request, you have agreed to extend your relocation assignment in Chandler, Arizona for a minimum period of two (2) years commencing June 1, 2003. The monthly relocation benefits provided to you pursuant to the relocation memorandum dated April 23, 2002 from J.R. Thompson to you (the “Relocation Memorandum”) shall cease upon the effective date set forth herein and be superceded by the terms and conditions of this Agreement. The Relocation Memorandum shall expire in its entirety upon the sale of your Chandler home and reimbursement to the Company of the initial down payment pursuant to the terms of the memorandum.

2.     Term. This Agreement is effective as of the date written above and shall remain in effect until the earlier of (i) the date on which your relocation assignment to Chandler, Arizona is terminated by the Company, in its sole discretion, or (ii) you are no longer employed as an executive officer of the Company.

3.     Special Cash Bonuses. In connection with your extended relocation, you shall receive the special cash bonuses outlined below, subject to the approval of the Company’s Human Resources and Nominating Committee. This Section 3 shall not become effective unless and until such consent has been received.

       (a)    You shall receive a special cash bonus in the amount of $103,000.00 promptly following the effective date of this Section 3.

          (b)    On June 1, 2005, you shall be entitled to receive a special cash bonus in the amount of $65,000.00, provided, however, that you must be relocated and employed by the Company in Chandler, Arizona on the date that the special cash bonus is due under this Section 3 in order to receive it, unless your employment was previously terminated under any of the following circumstances:

(i) by reason of death or Disability (as defined in your Executive Employment Agreement),

(ii) by the Company for any reason other than for Cause, as defined in your Executive Employment Agreement,

(iii) by you for Good Reason, as defined in your Executive Employment Agreement, or

(iv) immediately prior to or at any time after a Change in Control (as defined in the Executive Employment Agreement) (A) by the Company other than for Cause (as defined in the Executive Employment Agreement) or (B) by you for Good Reason (as defined in the Executive Agreement).

       (c)      The special cash bonuses provided for in this Section 3 and Section 4 below shall not be taken into account when calculating any payments due under your Executive Employment Agreement.

4.     Monthly Bonuses. Subject to the approval of the Company’s Human Resources and Nominating Committee and your continued employment with the Company, you shall receive a special monthly cash bonus in the amount of $8,600.00 for each month in which you are relocated and employed, at the Company’s request, in Chandler, Arizona.

5.     Taxes. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

6.     Relocation Expenses. The Company shall reimburse you for relocation expenses in accordance with Exhibit A hereto, which replaces in its entirety Attachment A to the Relocation Memorandum.

7.     Successors; Binding Agreement.

        (a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

8.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing that is signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Nothing contained herein shall be held to alter, vary, or affect any of the terms, provisions, or conditions of your Executive Employment Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).

10.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association (“AAA”) then in effect, and may be consolidated with any arbitration proceeding under Section 10 of your Executive Employment Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid your base salary until the date of termination of your employment during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party seeking arbitration of a dispute under this section must give specific written notice of any claim to the other party within twelve (12) months of the event giving rise to the dispute; otherwise the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would give more time to pursue the claim.

If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign both of the enclosed copies, keeping one for your files and returning the other to the Company.

Sincerely,

ORBITAL SCIENCES CORPORATION

By: David W. Thompson

Chairman and Chief Executive Officer

Agreed to:

/s/ Ronald J. Grabe

Ronald J. Grabe
Date: August 10, 2003

Exhibit A

RELOCATION

The Executive shall be entitled to reimbursement of or for:

1.     Disposition of Arizona residence purchased in 2002 – Orbital will reimburse the Executive for the following:

•	Reasonable and customary statutory costs imposed on the Executive as the seller by federal, state or local laws;

•	Real estate brokerage fees; and

•	Attorney fees, mortgage fees, title search costs and title insurance.

2.     Purchase of a new Arizona home – Orbital will reimburse the Executive for the following:

•	Title insurance or guarantee;

•	Tax and title search;

•	Attorney fees;

•	Settlement fees;

•	Mortgage origination fees charged by a bank or other commercial lender (up to two (2) percent of the amount of the loan); and

•	Fees for surveys, pest inspections, radon tests, etc.

3.     Movement of personal effects and household goods – Orbital will pay the reasonable costs of transporting household goods and personal effects for the Executive under the following conditions:

•	Transportation of goods will be provided from the former Virginia and Arizona residences to the new Arizona residence;

•	Orbital will provide for storage of household goods in Arizona during Executive’s relocation period;

•	Moving services will include packing and unpacking of all goods;

•	Household goods will be insured for full value while in transit or for the Company-

provided storage period. Additional insurance coverage is the responsibility of the Executive. Orbital is not liable for loss of or damage to items of extraordinary value (including, but not limited to, artwork, collections, etc.), irreplaceable items or items of sentimental value; and

•	Orbital will secure estimates for moving services and will contract with the selected vendor. Every effort will be made to accommodate the Executive’s preferences for arrangements, including desired pack, load and delivery dates. Any deviation from the written authorization provided by Orbital to the vendor must be pre-approved by the appropriate Orbital Human Resources representative – payment for unauthorized services or changes will be the responsibility of the Executive.

4.     Disposition of Arizona residence purchased in 2003 – Upon completion of Executive’s relocation assignment and provided he is still employed as an executive officer of the Company, Orbital will reimburse the Executive for the following:

•	Reasonable and customary statutory costs imposed on the Executive as the seller by federal, state or local laws;

•	Real estate brokerage fees; and

•	Attorney fees, mortgage fees, title search costs and title insurance.

5.     Movement of personal effects and household goods in connection with item 4 above – Orbital will pay the reasonable costs of transporting household goods and personal effects for the Executive under the following conditions:

•	Transportation of goods will be provided from the former Arizona residence to the Executive’s Virginia residence;

•	Up to two cars may be shipped;

•	Orbital will provide for thirty (30) days of storage of household goods;

•	Moving services will include packing and unpacking of all goods;

•	Household goods will be insured for full value while in transit or for the Company-provided storage period. Additional insurance coverage is the responsibility of the Executive. Orbital is not liable for loss of or damage to items of extraordinary value (including, but not limited to, artwork, collections, etc.), irreplaceable items or items of sentimental value; and

•	Orbital will secure estimates for moving services and will contract with the selected vendor. Every effort will be made to accommodate the Executive’s preferences for arrangements, including desired pack, load and delivery dates. Any deviation from the written authorization provided by Orbital to the vendor must be pre-approved by the appropriate Orbital Human Resources representative – payment for unauthorized services or changes will be the responsibility of the Executive.

All taxable payments or reimbursements that do not have a corresponding deduction will be tax effected, i.e., the Company will pay an allowance to offset the estimated tax liability, including the tax liability on the allowance itself.